Exhibit 99.1

PRESS RELEASE

Contact:

J. Scott Kamsler Sr. Vice President and CFO 510-668-7110	For Release April 23, 2008

Exar Announces Appointment

of

Pete Rodriguez as President and Chief Executive Officer

Fremont, California, April 23, 2008 – Exar Corporation (NasdaqGM: EXAR), today announced that Pedro (Pete) Rodriguez has been appointed as President and Chief Executive Officer of the Company, effective April 28, 2008. Mr. Rodriguez succeeds Mr. John McFarlane who on December 7, 2007 assumed, on an interim basis, the duties of President and Chief Executive Officer.

“We are excited that Pete has agreed to serve as President and Chief Executive Officer,” stated Richard L. Leza, Chairman of the Company’s Board of Directors. “With extensive industry experience, a proven record of delivering results in public and private company environments as well as his contributions as a Board member, Pete has demonstrated the executive management and leadership skills needed to drive the Company’s profitability and revenue growth initiatives.”

“I believe Exar has tremendous potential and I am delighted to be leading the team going forward. I will focus initially on growing the top line, improving operating performance and driving the strategic initiatives that will result in long term revenue growth and profitability,” said Mr. Rodriguez. “My experience with the Company, the Board, and management team will facilitate a quick transition. I thank the Board for its support and welcome the ongoing contributions from the Company’s employees.”

“While working closely with Pete over the last two and a half years on the Company’s Board I have been impressed with the breadth of Pete’s product and market expertise which will be critical in addressing global market challenges before the Company,” remarked John McFarlane, the Company’s interim President and Chief Executive Officer.

Mr. Rodriguez has over 24 years of engineering, sales, marketing and executive management experience in the semiconductor industry. He has served as a Director of Exar since October of 2005. Mr. Rodriguez served, most recently, as Chief Marketing Officer of Virage Logic Corporation, a semiconductor intellectual property supplier for Systems on a Chip (SoC). Prior to his appointment at Virage Logic, Mr. Rodriguez served as President, CEO and Director of Xpedion Design Systems, Inc., a private, venture-funded developer of design solutions for wireless integrated circuits (RFIC). Mr. Rodriguez held this role for six years until shortly after Xpedion was acquired by Agilent Technologies in 2006. Prior to Xpedion he held senior management positions in sales and marketing at Escalade Corporation, a provider of software for chip design, and LSI Corporation (formerly LSI Logic Corporation) as well as design engineering, product management and process engineering positions at Aerojet Electronics, Teledyne Microwave and Siliconix. Mr. Rodriguez holds an MBA from Pepperdine University, an MSEE from California Polytechnic University and a BS in Chemical Engineering from California Institute of Technology.

Mr. Rodriguez will continue as a member of the Board of Directors of the Company and the Board’s Strategic Committee. However, he will no longer serve as Chair of the Corporate Governance and Nominating Committee or as a member of the Audit Committee and Compensation Committee.

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon solutions empowering products to connect. With distinctive knowledge in analog and digital technologies, Exar enables a wide array of applications such as portable devices, home media gateways, communications systems, and industrial automation equipment. Exar has locations worldwide providing real-time system-level support to drive rapid product innovation. For more information about Exar visit: http://www.exar.com.

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